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Investor Contacts:

Media Contact: Fern Lazar Lazar Partners, Ltd. 212-867-1765	Joseph M. Donabauer Vice President and Controller Memory Pharmaceuticals Corp. 201-802-7100 Lilian Stern Stern Investor Relations, Inc. 212-362-1200

Memory Pharmaceuticals Reports Fourth Quarter and Full Year 2004 Financial Results

MONTVALE, N.J., February 25, 2005 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today reported its financial results for the fourth quarter and year ended December 31, 2004, reflecting continued investments in the Company’s clinical and preclinical programs.

“During 2004, we completed our initial public offering, extended our PDE4 collaboration with Roche and strengthened our organization, all of which have enhanced our ability to achieve our discovery and clinical development goals,” commented Tony Scullion, Chief Executive Officer of Memory Pharmaceuticals. “We have already reported significant progress on the development front in the first few months of 2005, initiating a safety and tolerability study in Alzheimer’s patients in the U.S. for MEM 1003, our neuronal L-type calcium channel modulator, and a Phase I trial for MEM 3454, our first nicotinic alpha-7 receptor agonist compound. In addition, we announced plans to move forward with a preclinical program for PDE10A inhibitors based on data emerging from our research efforts. We look forward to building on this momentum in the coming year as we continue to advance our diverse set of preclinical and clinical candidates targeting debilitating CNS disorders.”

For the three months ended December 31, 2004, the Company reported revenue of $2.4 million compared to revenue of $2.4 million for the same period in 2003. Revenue for the year ended December 31, 2004 was $9.8 million compared to $7.6 million in the prior year. Revenue for these periods relates to the two separate research collaborations with Roche for the development of the Company’s PDE4 inhibitors and nicotinic alpha-7 partial agonists. This revenue includes the currently recognizable portion of the upfront non-refundable fees and milestone payments, in addition to payments received for research and development services from Roche. The increase in revenue for 2004 compared to 2003 is primarily attributable to the September 2003 agreement with Roche for the development of nicotinic alpha-7 partial agonists. These two programs with Roche target both neurological and psychiatric indications including Alzheimer’s disease, schizophrenia and depression.

Research and development expenses for the fourth quarter of 2004 were $7.9 million compared to $6.5 million for the comparable period in 2003. For the year ended December 31, 2004, research and development expenses were $27.0 million compared to $22.6 million in 2003. The increase in both periods is primarily attributable to expanded preclinical and clinical development activities associated with advancing our diverse programs. In addition, facility related costs increased due to the Company’s laboratory expansion, which was completed during the second quarter of 2004.

General and administrative expenses for the three months ended December 31, 2004 were $1.7 million compared to $3.8 million in the comparable period in 2003. The decrease principally relates to a decrease in non-cash compensation expense during the fourth quarter of 2004 as compared to the same period in 2003. For the year ended December 31, 2004, general and administrative expenses were $7.4 million compared to $7.1 million in 2003. The increase is primarily the result of the costs associated with being a public company, the Company’s 401(k) matching benefit to employees that began in 2004, and an increase in legal fees relating to the maintenance and expansion of the Company’s intellectual property portfolio. These increases were offset by a decrease in non-cash compensation expense related to the grant of stock options to consultants and employees.

For the three months ended December 31, 2004, the Company reported a net loss of $6.8 million compared to $7.6 million for the comparable period in 2003. Pro forma net loss per common share was $0.33 in the fourth quarter of 2004 compared to $0.53 for the same period in 2003. For the year ended December 31, 2004, the Company reported a net loss of $24.1 million compared to $21.8 million in the prior year. Pro forma net loss per common share for 2004 was $1.27 compared to $1.64 for 2003. The pro forma net loss per share gives effect to the automatic conversion of all of the Company’s outstanding convertible preferred stock into 13,295,427 shares of common stock on April 8, 2004, the closing date of Memory Pharmaceuticals’ initial public offering. It excludes the accrued preferred stock dividends that were forfeited upon completion of the Company’s initial public offering.

The net loss attributable to common stockholders for the fourth quarter of 2004 was $6.8 million, or $0.33 per share, compared to $9.6 million, or $8.43 per share, for the same period in 2003. For 2004, net loss attributable to common stockholders was $26.1 million, or $1.67 per share, compared to $29.3 million, or $30.07 per share, in 2003.

At December 31, 2004, the Company had cash, cash equivalents and marketable securities of approximately $41.1 million compared to $30.1 million at December 31, 2003, which includes net proceeds of $35.4 million from the Company’s initial public offering in April 2004.

2004 and Year-to-date 2005 Highlights

•	Progress with Research & Development Programs

Continued Development of MEM 1003. In January 2005, Memory Pharmaceuticals initiated a safety and tolerability study of MEM 1003 in Alzheimer’s patients at the Clinical Research Institute in Wichita, Kansas.

•	Initiated Phase 1 Trial for MEM 3454. In a separate release issued today, the Company announced the first dosing in the Phase I trial of MEM 3454, its lead nicotinic alpha-7 receptor agonist, in healthy volunteers. The study is being conducted in Toronto, Canada under a Clinical Trial Application filed with Health Canada.

•	Announced PDE10A Inhibitor Program. Earlier this week, Memory Pharmaceuticals announced the addition of its internal preclinical PDE10A inhibitor program to its pipeline.

•	Extension of PDE4 Collaboration with Roche. In
August 2004, the Company announced the extension and
expansion of its 2002 PDE4 collaboration with Roche.
Under the extended and expanded agreement, Roche is
committed to a minimum of 18 months of funding for
Memory Pharmaceuticals’ research efforts in the total
amount of $5,250,000.

•	Expansion of Laboratory Facilities. Memory
Pharmaceuticals completed the build-out of its
laboratory facilities by approximately 17,000 square
feet, enhancing the Company’s bio-assay capabilities
and increasing the Company’s R&D capacity.

•	Technology Pioneer for 2005 Award. In December
2004, the World Economic Forum selected Memory
Pharmaceuticals as one of the twenty-nine Technology
Pioneers for 2005. Companies selected to be Technology
Pioneers must have a proven technology expected to
positively impact society. In January, Tony Scullion
served as a guest panelist during the World Economic
Forum’s 2005 Annual Meeting in Davos, Switzerland.

Conference Call and Webcast Information
Memory Pharmaceuticals will hold a conference call on Friday, February 25, 2005, at 11:00 a.m. Eastern Time to discuss the Company’s fourth quarter and full year 2004 financial results. The conference call will also be broadcast live from the Investor Relations section of the Company’s website.

Tony Scullion, Chief Executive Officer, Dr. Axel Unterbeck, President and Co-Founder, Dr. David Lowe, Chief Scientific Officer and Joseph Donabauer, Vice President and Controller, will host the conference call.

Investors and other interested parties may access the call as follows:

Date: Tuesday, February 25, 2005
Time: 11:00 a.m. Eastern Time
Telephone (U.S.): 1-866-800-8652
Telephone (international): 1-617-614-2705
Participant Passcode: 73554290
Webcast: http://www.memorypharma.com, under the Investor Relations section

An audio replay of the conference call will be available from 1:00 p.m. Eastern Time on Friday, February 25, 2005 until midnight on March 4, 2005. To access the replay, please dial 1-888-286-8010 (US/Canada) or 1-617-801-6888 (international) and enter passcode number 30222528. An audio replay of the conference call will also be available under the Investor Relations section of the Company’s website during the same period.

About Memory Pharmaceuticals

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system disorders such as Alzheimer’s disease, depression, schizophrenia, vascular dementia, Mild Cognitive Impairment, and other diseases associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the Company’s drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize the Company’s drug candidates; the Company’s dependence on its collaborations with Roche and its license relationship with Bayer; the Company’s ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the Company’s collaborations; obtaining additional financing to support the Company’s R&D and clinical activities and operations; the Company’s dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to the Company. These and other risks are described in greater detail in the company’s filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The Company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands ~ except share and per share information)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue	$2,430	$2,439	$9,780	$7,618
Operating expenses:
Research and development	7,914	6,526	26,975	22,626
General and administrative	1,718	3,766	7,393	7,111

Total operating expenses	9,632	10,292	34,368	29,737

Loss from operations	(7,202)	(7,853)	(24,588)	(22,119)

Other Income	—	—	—	150
Interest income (expense), net	110	9	243	(3)

Net loss before income taxes	(7,092)	(7,844)	(24,345)	(21,972)
Income taxes	(256)	(196)	(249)	(186)

Net loss	(6,836)	(7,648)	(24,096)	(21,786)
Less preferred stock dividends, accretion and beneficial conversion feature	—	1,915	2,022	7,493

Net loss attributable to common stockholders	$(6,836)	$(9,563)	$(26,118)	$(29,279)

Basic and diluted net loss per share of common stock	$(0.33)	$(8.43)	$(1.67)	$(30.07)

Basic and diluted weighted average number of shares of common stock outstanding	20,488,381	1,134,033	15,605,985	973,637
Pro forma basic and diluted net loss per share[1]	$(0.33)	$(0.53)	$(1.27)	$(1.64)
Pro forma basic and diluted weighted average number of shares of common stock outstanding[1]	20,488,381	14,430,996	18,930,226	13,626,101

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Cash, cash equivalents and marketable securities	$41,096	$30,107
Other current assets	1,413	3,683
Restricted cash	505	505
Property and equipment, net	10,376	9,085
Other assets	7	54

Total assets	$53,397	$43,434

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
Current liabilities (excluding deferred	$6,674	$6,532
revenue)
Equipment notes payable, less current	1,714	2,112
portion
Deferred revenue	17,567	19,972

Total liabilities	25,955	28,616
Preferred stock and accrued dividends	—	104,275
Stockholders’ equity (deficit)	27,442	(89,457)

Total liabilities and stockholders equity	$53,397	43,434

1 Pro forma basic and diluted net loss per share gives effect to the automatic conversion of the Company’s outstanding convertible preferred stock into 13,295,427 shares of common stock and the exercise of certain warrants into 1,536 shares of common stock as if converted at the original date of issuance. All of the Company’s outstanding preferred stock and certain warrants automatically converted into shares of common stock upon completion of the Company’s initial public offering.